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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION OF

                                  NETGEAR, INC.

      NETGEAR, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certifies that:

      A. The name of the Corporation is NETGEAR, Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 8, 1996.

      B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation's Certificate of Incorporation.

      C. The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.


      IN WITNESS WHEREOF, NETGEAR, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Patrick Lo, a duly authorized officer of the Corporation, on February 6, 2002


                                          /s/ Patrick Lo
                                          --------------------------------------
                                          Patrick Lo
                                          President and Chief Executive Officer


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                                    EXHIBIT A

                                   ARTICLE I

      The name of the Corporation is NETGEAR, Inc.

                                   ARTICLE II

      The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE III

      The address of the Corporation's registered office in the State of Delaware is 15 East North Street, in the City of Dover, County of Kent. The name of the registered agent at such address is Incorporating Services, Ltd.

                                   ARTICLE IV

      The total number of shares of stock that the Corporation shall have authority to issue is fifty nine million five hundred twenty two thousand four hundred fifty (59,522,450) shares, consisting of thirty six million three hundred seventy five thousand (36,375,000) shares of Common Stock, $0.001 par value per share, and twenty three million one hundred forty seven thousand four hundred fifty (23,147,450) shares of Preferred Stock, $0.001 par value per share, of which fifteen million (15,000,000) shares of Preferred Stock shall be designated "Series A Preferred Stock," one million eight hundred ninety seven thousand four hundred fifty (1,897,450) shares of Preferred Stock shall be designated "Series B Preferred Stock" and six million two hundred and fifty thousand (6,250,000) shares of Preferred Stock shall be designated "Series C Preferred Stock."

                                   ARTICLE V

      The terms and provisions of the Common Stock and Preferred Stock are as follows:

      1. Definitions. For purposes of this Article V, the following definitions shall apply:

            (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the U.S. Securities Exchange Act of 1934, as amended.

            (b) "Conversion Price" shall mean $7.90 per share for the Series A Preferred Stock, $7.90 per share for the Series B Preferred Stock and $2.264 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

            (c) "Corporation" shall mean NETGEAR, Inc.


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            (d) "Convertible Securities" shall mean any evidences of
indebtedness, shares or other securities (other than shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock) convertible into or exchangeable for Common Stock but excluding Options.

            (e) "Distribution" shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, payable other than in Common Stock, or the purchase or redemption of shares of the Corporation for cash or property.

            (f) "Liquidation Preference" shall mean $7.90 per share for the Series A Preferred Stock, $7.90 per share for the Series B Preferred Stock and $3.134 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

            (g) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

            (h) "Original Issue Price" shall mean $7.90 per share for the Series A Preferred Stock, $7.90 per share for the Series B Preferred Stock and $2.264 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

            (i) "Person" shall mean any individual, firm, corporation, partnership, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

            (j) "Preferred Stock" shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

            (k) "Recapitalization" shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event; provided, however, that the repurchase or redemption by the Corporation of any or all of the shares of Series A Preferred Stock held by Nortel Networks Limited (the "Nortel Repurchase") shall not be considered a Recapitalization hereunder.

            (l) "Related Party" shall mean any officer, director, or owner of more than five percent (5%) of the equity securities of the Corporation or any of its subsidiaries, any spouse of any such Person, any parent, child or sibling of any of the foregoing Persons, and any Affiliate or Associate of any of the foregoing Persons.

      2. Dividends.

            (a) Dividend Amount. Effective immediately following the consummation of the Nortel Repurchase, the Corporation shall not declare or pay any cash dividends or other distributions on shares of Common Stock until the holders of the Preferred Stock then outstanding shall have first received, or simultaneously receive, a cash dividend on each outstanding share of Preferred Stock in an amount at least equal to the product of (i) the per share amount, if any, of the dividends or other distributions to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of

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whole shares of Common Stock into which each such share of Preferred Stock is then convertible (the "Dividend Amount"). Dividends, if paid, must be paid on, or, if declared and set apart for payment on, all outstanding series of Preferred Stock simultaneously, and, if less than the full dividends are paid on or declared and set apart on all outstanding series of Preferred Stock, the same percentage of the dividend rate on each outstanding series of Preferred Stock shall be paid or declared and set apart; provided, however, that the Nortel Repurchase shall not be considered a dividend hereunder. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any year.

            (b) Common Stock. Dividends may be paid on the Common Stock from funds legally available therefor as and when declared by the Board of Directors, subject to any preferential dividend rights of the Preferred Stock and to
Section 7 below.


            (c) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

            (d) Consent to Certain Distributions. As authorized by Section 402.5(c) of the California Corporations Code, Sections 502 and 503 of the California Corporations Code shall not apply with respect to payments made by the Corporation in connection with: (i) repurchases, approved by the Board of Directors, of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase; (ii) repurchases, approved by the Board of Directors, of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right; (iii) repurchases, approved by the Board of Directors, of capital stock of the Corporation in connection with the settlement of disputes with any stockholder; or (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation, voting together as a single class.

      3. Liquidation Rights.

            (a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets or funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets and funds of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets and funds of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of

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the Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

            (b) Remaining Assets. After the payment to the holders of Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate.

            (c) Treatment of Stock in Distributions. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock; provided, however, that nothing in this Section 3(c) shall limit the rights of holders of Preferred Stock to receive the distributions specified in Sections 3(a) and 3(b) with respect to the Preferred Stock.

            (d) Reorganization. For purposes of this Amended and Restated Certificate of Incorporation, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include: (a) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by such holders prior to such transaction, more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease or other conveyance of all or a majority of the assets of the Corporation; or
(c) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary; provided, however, that the Nortel Repurchase shall not be considered a liquidation, dissolution or winding up of the Corporation hereunder.

            (e) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution or winding up of the Corporation shall be valued as follows:

                  (i) If the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of the securities shall be deemed to be to the average of the closing prices of the securities on such exchange or system over the twenty (20) trading day period ending two (2) trading days prior to the Distribution; and


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                  (ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the twenty (20) trading day period ending two (2) trading days prior to the Distribution.

      In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

      For the purposes of this Subsection 3(e), "trading day" shall mean any day on which the exchange or system on which the securities to be distributed are traded is open and "closing prices" or "closing bid prices" shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the "regular hours" trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

      4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and without additional consideration by the holder thereof at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the "Conversion Rate" for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

            (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering filed under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of the Corporation's Common Stock, provided that the aggregate gross proceeds to the Corporation are not less than $35 million and the valuation of the Corporation is at least $250 million ("Qualified Initial Public Offering"), or (ii) effective immediately following the consummation of the Nortel Repurchase, upon the receipt by the Corporation of a written request for such conversion from the holders at least sixty percent (60%) of the Preferred Stock then outstanding, voting together as a single class, or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an "Automatic Conversion Event").


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            (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors in good faith. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event or any other conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been mutilated, lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

      The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities.

      The Corporation shall pay any and all issue, stamp and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay

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any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

            (d) Adjustments to Conversion Price for Diluting Issues.

                  (i) Special Definition. For purposes of this paragraph 4(d), "Additional Shares of Common" shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after February 7, 2002, other than:

                        (1) the shares of Series C Preferred Stock;

                        (2) shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock;

                        (3) shares of Common Stock issued or issuable to officers, directors and employees of, or consultants to, the Corporation pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board of Directors, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;

                        (4) shares of Common Stock issued upon the exercise, exchange, adjustment or conversion of Options or Convertible Securities outstanding as of the date of the filing of this Amended and Restated Certificate of Incorporation;

                        (5) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e), 4(f), 4(g) or 4(h) hereof;

                        (6) shares of Common Stock issued in a Qualified Initial Public Offering under the Securities Act pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to an Automatic Conversion Event;

                        (7) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization, provided, that such issuances are approved by the Board of Directors;

                        (8) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a commercial leasing or debt financing transaction approved by the Board of Directors;

                        (9) any shares of Common Stock issued or issuable after a Qualified Initial Public Offering upon conversion of that certain Subordinated Unsecured Convertible Promissory Note to be issued by the Corporation to Nortel Networks Limited or its affiliated designee in connection with the Nortel Repurchase (the "Nortel Note"); provided,

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however, the issuance of the Nortel Note will not be deemed an issuance of
Additional Shares of Common pursuant to Section 4(d)(iii) hereof unless and until the Nortel Note is convertible into shares of Common Stock;

                        (10) any shares of Common Stock issued or issuable to Shamrock Capital Advisors, Inc. or its affiliates ("Shamrock") pursuant to those certain Common Stock Warrant Agreements to be issued by the Corporation to Shamrock for services rendered by Shamrock to the Company (the "Shamrock Warrants").

                  (ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue for such series of Preferred Stock.

                  (iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after February 7, 2002 shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

                        (1) no further adjustment in the Conversion Price of the Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

                        (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of the Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                        (3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of the Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of the Preferred Stock on the original adjustment date, or (ii) the

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Conversion Price of the Preferred Stock that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date;

                        (4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

                              (a) in the case of Convertible Securities or
Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                              (b) in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

                        (5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

                  (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount

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

shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Subsection 4(d)(iv), all shares of Common Stock issuable upon exercise of outstanding Options or the conversion of outstanding Convertible Securities and shares of Preferred Stock, and all Additional Shares of Common deemed issued pursuant to Subsection 4(d)(iii) hereof, shall be deemed to be outstanding.

                  (v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

                        (1) Cash and Property. Such consideration shall:

                              (a) insofar as it consists of cash, be computed at
the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                              (b) insofar as it consists of property other than
cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                              (c) in the event Additional Shares of Common are
issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

                        (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing

                              (x) the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                              (y) the maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

            (e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

            (f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Amount, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Amount, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased, provided, however, that the Nortel Repurchase shall not be considered a combination hereunder.

            (g) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 3, if there shall occur any reorganization, recapitalization, consolidation or merger involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (other than transactions covered by paragraphs (e), (f) or (h) of this Section 4), then, following any such reorganization, recapitalization, consolidation or merger, each share of Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of the applicable series of Preferred Stock immediately prior to such reorganization, recapitalization, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

            (h) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 above, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or any reorganization, recapitalization, consolidation or merger provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares; provided, however, that the Nortel Repurchase shall not be considered a reorganization, reclassification or otherwise hereunder.

            (i) No Impairment. The Corporation will not by any amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 4(i) shall prohibit the Corporation from amending its Certificate of Incorporation with the requisite consent of its board of directors and its stockholders, including the requisite consent of the holders of Preferred Stock pursuant to Section 5(g), as may be applicable.

            (j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which at the time would be received upon the conversion of Preferred Stock.

            (k) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of the majority of the outstanding shares of such series. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

            (l) Notices of Record Date. In the event that this Corporation shall propose at any time:

                  (i) to declare any dividend or Distribution (other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase; (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right; or (iii) repurchases of capital stock of the Corporation in connection with the settlement of disputes with any stockholder) upon its Common Stock or to grant to the Common Stock the right to receive any right to subscribe for or purchase any shares of stock of any class or any other securities or to receive any other right upon its

Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                  (ii) to effect any Recapitalization; or

                  (iii) to voluntarily or involuntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(d);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least 10 days' prior written notice of the date on which a record shall be taken for such dividend, Distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above; provided, however, that no such notice shall be required with respect to the Nortel Repurchase.

      Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation, or, in the alternative, such written notice may be given via facsimile or electronic delivery to holders of Preferred Stock if facsimile or electronic delivery contact information for such holders of Preferred Stock is available and has been provided by such holders to the Corporation, and shall be deemed given on the date such notice is mailed or the date such notice is sent via facsimile or electronic delivery, as applicable.

      Effective immediately following the consummation of the Nortel Repurchase, the notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a majority of the Preferred Stock, voting together as a single class.

            (m) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

      5. Voting.

            (a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

            (b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

            (c) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. Except as otherwise expressly provided herein or as required by law, the holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

            (d) Cumulative Voting. If and only for so long as Section 2115 of the California General Corporation Law purports to make Section 708 subdivisions
(a), (b) and (c) of the California General Corporation Law applicable to the Corporation, the Corporation's stockholders shall have the right to cumulate their votes in connection with the election of directors as provided by Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law.

            (e) Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of both (i) the holders of a majority of the outstanding stock of the Corporation and (ii) the holders of sixty percent (60%) of the outstanding shares of the Preferred Stock.

            (f) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

            (g) Effective immediately following the consummation of the Nortel Repurchase, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least sixty percent (60%) of the outstanding shares of the Preferred Stock, voting together as a single class, (i) amend, alter or repeal any provision of the Certificate of Incorporation or bylaws of the Corporation if such action would materially and adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the Preferred Stock or any series thereof, (ii) authorize any shares of capital stock with preference or priority over the Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation, or
(iii) authorize any shares of capital stock on a parity with Preferred Stock, including additional shares of Preferred Stock, as to the right to receive either dividends or amounts distributable upon a liquidation, dissolution or winding up of the Corporation.

      6. Amendments and Changes. Effective immediately following the consummation of the Nortel Repurchase, until less than two million eight hundred ninety thousand five hundred eighty three (2,890,583) shares of Preferred Stock shall be issued and outstanding (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least sixty percent (60%) of the outstanding shares of the Preferred Stock, voting together as a single class:

            (a) sell any Series A Preferred Stock (or Options or other rights to purchase Series A Preferred Stock);

            (b) declare or pay any Distribution (as defined in Section 1(e)) with respect to the Common Stock other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase; (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right; or (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder;

            (c) enter into any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(d) above, provided, however, that this voting provision shall not apply to any transaction deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to clause (a) or clause (b) of Section 3(d) based on a valuation of the Corporation of at least $300 million;

            (d) other than any borrowings permitted by clause (e) of this Section, acquire or purchase assets or capital stock or other equity or debt securities (including, without limitation, promissory notes or notes payable, regardless of whether such instrument is convertible into equity interests) in another entity for more than $5 million aggregate consideration, provided, however, that (i) the Nortel Repurchase, (ii) the purchase in the ordinary course of business of a certificate of deposit which is insured by the federal government of the United States, and (iii) the purchase in the ordinary course of business of commercial paper, of an investment grade, issued by a public company, shall not be considered an acquisition or purchase hereunder;

            (e) incur additional indebtedness for borrowed funds in excess of
(i) indebtedness for borrowed money pursuant to the Corporation's Credit Agreement, dated as of March 22, 2001, among the financial institutions from time to time parties thereto, Bank of America, N.A., as agent for the Lenders (as defined therein), and the Corporation, as amended (excluding any such amendment for the purpose of increasing the borrowing amounts under such facility), plus (ii) $10 million;

            (f) issue any Additional Shares of Common other than (i) the issuance of Options to employees, officers, directors or consultants with respect to a number of shares not to exceed twenty three and seven tenths percent (23.7%) of the number of shares of Common Stock of the Corporation outstanding on a fully diluted and as converted basis as of February 7, 2002, and (ii) Additional Shares of Common approved by the Board of Directors; or

            (g) enter into any material contract or transaction with any Related Party other than in the ordinary course of business on arm's-length terms or other than as approved by a majority of the disinterested members of the Board of Directors.

      7. Notices. Any notice required by the provisions of this Article V to be given to the holders of Preferred Stock shall be deemed given if (a) deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation, or (b) sent via facsimile or electronic delivery to holders of Preferred Stock if facsimile or electronic delivery contact information for such holders of Preferred Stock is available and has been provided by such holders to the Corporation.

                                   ARTICLE VI

      1. Limitation of Directors' Liability. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

      2. Indemnification of Corporate Agents. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

      3. Repeal or Modification. Neither any amendment nor repeal of this
Article VI, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VII

      The Corporation is to have perpetual existence.

                                  ARTICLE VIII

      Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

                                   ARTICLE IX

      The number of directors which constitute the Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation or in a resolution adopted by the Board of Directors of the Corporation.

                                   ARTICLE X

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the

Corporation, provided that the Board of Directors of the Corporation has obtained the approval of the holders of the Preferred Stock as may be required by Section 5(g) of Article V.

                                   ARTICLE XI

      Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.